EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE

For further information:
Brad Burke - Investors	Steve Iaco - Media
214.863.3100	212.984.6535
Brad.Burke@cbre.com	Steven.Iaco@cbre.com

CBRE GROUP, INC. REPORTS FINANCIAL RESULTS FOR SECOND-QUARTER 2023
•GAAP EPS Declined 57% to $0.64
•Core EPS Declined 55% to $0.82

Dallas, TX – July 27, 2023 — CBRE Group, Inc. (NYSE:CBRE) today reported financial results for the second quarter ended June 30, 2023.

Consolidated Financial Results Overview
The following table presents highlights of CBRE performance (dollars in millions, except per share data; totals may not add due to rounding):

			% Change
	Q2 2023	Q2 2022	USD	LC (1)
Operating Results
Revenue	$7,720	$7,771	(0.7)%	0.8%
Net revenue (2)	4,478	4,803	(6.8)%	(5.4)%
GAAP net income	201	487	(58.7)%	(57.3)%
GAAP EPS	0.64	1.48	(56.6)%	(55.2)%
Core adjusted net income (3)	258	604	(57.3)%	(56.1)%
Core EBITDA (4)	504	919	(45.2)%	(44.2)%
Core EPS (3)	0.82	1.83	(55.2)%	(53.9)%

Cash Flow Results
Cash flow (used in) provided by operations	$(11)	$454	(102.4)%
Less: Capital expenditures	75	55	36.7%
Free cash flow (5)	$(86)	$400	(121.4)%

CBRE Press Release
July 27, 2023

“Like last quarter, CBRE’s results slightly exceeded our expectations, driven largely by better-than-expected growth in Global Workplace Solutions and aggregate growth in our resilient lines of business, offset by weaker-than-expected property sales in Advisory Services,” said Bob Sulentic, president & chief executive officer of CBRE.

“It is notable when considering our performance that the prior-year comparison was especially difficult. We had our best quarter ever for core earnings-per-share in last year’s second quarter, driven by exceptionally robust development earnings. To put this in perspective, development earnings in last year’s second quarter exceeded the level of development operating profit in any prior full year except 2021.

“The economy performed better than we had anticipated going into the quarter in terms of both GDP and employment growth. However, the opposite was true with interest rates, where increases in the last 90 days, coupled with expectations that rates will end the year higher than anticipated last quarter, pressured the elements of our business that are sensitive to commercial real estate capital flows, particularly our sales and financing businesses. We expect this pressure to continue for the remainder of the year.

“At the same time, we are beginning to see signs in our own business that will eventually lead to improved performance, likely starting next year.”

CBRE now expects full-year 2023 Core EPS to decline by 20 to 25% against last year’s record level, with the majority of the decrease due to the delayed capital markets recovery. The company continues to expect its resilient lines of business, in aggregate – consisting of the entire Global Workplace Solutions business, loan servicing, property management, valuations and the asset management component of investment management – to grow for the full year at a rate that is consistent with its expectations three months ago.

Further, CBRE believes there is a reasonable path to achieving a record level of Core EPS in 2024, although reaching that goal now has become more difficult with the expected delay in the return of capital markets activity.

Advisory Services Segment
The following table presents highlights of the Advisory Services segment performance (dollars in millions; totals may not add due to rounding):

			% Change
	Q2 2023	Q2 2022	USD		LC
Revenue	$2,042	$2,588	(21.1)%		(19.9)%
Net revenue	2,020	2,571	(21.4)%		(20.3)%
Segment operating profit (6)	315	521	(39.4)%		(38.5)%
Segment operating profit on revenue margin (7)	15.5%	20.1%	(4.6	pts)	(4.7	pts)
Segment operating profit on net revenue margin (7)	15.6%	20.2%	(4.6	pts)	(4.6	pts)

Note: all percent changes cited are vs. second-quarter 2022, except where noted.

Property Leasing

CBRE Press Release
July 27, 2023

•Global leasing revenue declined 16% (15% local currency), in-line with expectations. The current-quarter decline was against a particularly strong second quarter of 2022, when leasing revenue was up 40% year-over-year.
•The decline was largely driven by the Americas, where revenue fell 22% (21% local currency).
•Foreign currency movement tempered growth in overseas markets. Combined EMEA/APAC leasing revenue was up 2% (6% local currency).
•Global leasing revenue was down across all major property types, most notably in office.

Capital Markets
•Sales revenue fell 44% (43% local currency) due to severely constrained capital availability and a difficult comparison with second-quarter 2022. In second-quarter 2022, sales revenue was up 17% year-over-year.
•In the Americas, sales revenue fell 49% (same local currency) from last year’s strong level, when second-quarter sales revenue rose 26% year-over-year. EMEA sales revenue declined 44% (43% local currency) while APAC sales fell 17% (11% local currency).
•Global mortgage origination revenue declined 44% (same local currency), as most debt capital sources remained largely on the sidelines. U.S. loan origination volume was down markedly with all private and public sector capital sources.

Other Advisory Business Lines
•Loan servicing revenue slipped 6% (same local currency). Excluding prepayment fees, loan servicing revenue increased 6% year-over-year. The servicing portfolio ended the quarter at approximately $396 billion, up 3% from first-quarter 2023 and 14% since second-quarter 2022.
•Property management net revenue rose 3% (5% local currency), paced by Continental Europe and Southeast Asia.
•Valuations revenue declined 9% (6% local currency), driven largely by lower activity with financial institutions in the U.S. market.

Global Workplace Solutions (GWS) Segment
The following table presents highlights of the GWS segment performance (dollars in millions; totals may not add due to rounding):

			% Change
	Q2 2023	Q2 2022	USD		LC
Revenue	$5,426	$4,908	10.6%		12.1%
Net revenue	2,205	1,956	12.7%		14.4%
Segment operating profit	233	218	6.6%		8.4%
Segment operating profit on revenue margin	4.3%	4.4%	(0.1	pts)	(0.1	pts)
Segment operating profit on net revenue margin	10.6%	11.2%	(0.6	pts)	(0.6	pts)

Note: all percent changes cited are vs. second-quarter 2022, except where noted.

•Facilities management net revenue rose 12% (14% local currency), driven largely by growth with both new and existing clients and the continued expansion of the Local business.
•Project management net revenue increased 14% (16% local currency), driven by growth across the client base, most notably in the Turner & Townsend business.

CBRE Press Release
July 27, 2023

•The decline in segment operating profit margin reflected higher opex investments to support the Local business’s continued geographic expansion as well as costs associated with integrating recent acquisitions.
•The pipeline remained elevated with notable growth from large first-generation outsourcers.
Real Estate Investments (REI) Segment
The following table presents highlights of the REI segment performance (dollars in millions):

			% Change
	Q2 2023	Q2 2022	USD	LC
Revenue	$256	$277	(7.8)%	(6.7)%
Segment operating profit	33	275	(87.9)%	(87.7)%

Note: all percent changes cited are vs. second-quarter 2022, except where noted.

Real Estate Development
•Development operating loss(8) totaled $8.7 million. Earnings were down dramatically from second-quarter 2022’s exceptionally robust level.
•The in-process portfolio ended second-quarter 2023 at $17.1 billion, down $0.2 billion from first-quarter 2023. The pipeline increased $0.3 billion during the quarter to $13.4 billion.

Investment Management
•Revenue edged down 4% (3% local currency) while asset management fees were up 1% (2% local currency).
•Operating profit fell 36% (34% local currency) to $37.5 million, due to lower incentive fees and modest co-investment losses versus gains in second-quarter 2022. Excluding co-investments and incentive fees, operating profit was roughly flat with second-quarter 2022.
•Assets Under Management (AUM) totaled $147.6 billion, a decrease of $1.3 billion from first-quarter 2023. The decrease was largely driven by lower market asset values.
Corporate and Other Segment

•Non-core operating loss totaled $6 million, primarily due to the net unfavorable fair value adjustment of the company’s investment in Altus Power, Inc. (NYSE:AMPS), reflecting a decline in the share price during the quarter.
•Net corporate overhead expenses decreased 18%, or roughly $17 million, driven by lower incentive compensation expense, partially offset by higher salary and benefits expenses.

CBRE Press Release
July 27, 2023

Capital Allocation Overview
•Free Cash Flow – During the second quarter of 2023, free cash outflow was $86 million. This reflected cash used in operating activities of $11 million, less total capital expenditures of $75 million (9).
•Stock Repurchase Program – The company did not repurchase any of its common stock during the second quarter of 2023. There was approximately $2.0 billion of capacity remaining under the company’s authorized stock repurchase program as of June 30, 2023.
•Acquisitions and Investments – CBRE completed four in-fill acquisitions during the second quarter, including three in Advisory Services and one in GWS, totaling $143 million in cash and deferred consideration.
Leverage and Financing Overview
•Leverage – CBRE’s net leverage ratio (net debt (10) to trailing twelve-month core EBITDA) was 0.79x as of June 30, 2023, which is substantially below the company’s primary debt covenant of 4.25x. The net leverage ratio is computed as follows (dollars in millions):

As of
June 30, 2023
Total debt	$3,085
Less: Cash (11)	1,261
Net debt (10)	$1,824

Divided by: Trailing twelve-month Core EBITDA	$2,310

Net leverage ratio	0.79x

•Liquidity – As of June 30, 2023, the company had approximately $4.4 billion of total liquidity, consisting of approximately $1.3 billion in cash, plus the ability to borrow an aggregate of approximately $3.1 billion under its revolving credit facilities, net of any outstanding letters of credit.

CBRE Press Release
July 27, 2023

Conference Call Details
The company’s second quarter earnings webcast and conference call will be held today, Thursday, July 27, 2023 at 8:30 a.m. Eastern Time. Investors are encouraged to access the webcast via this link or they can click this link beginning at 8:15 a.m. Eastern Time for automated access to the conference call.
Alternatively, investors may dial into the conference call using these operator-assisted phone numbers: 877.407.8037 (U.S.) or 201.689.8037 (International). A replay of the call will be available starting at 1:00 p.m. Eastern Time on July 27, 2023. The replay is accessible by dialing 877.660.6853 (U.S.) or 201.612.7415 (International) and using the access code: 13739513#. A transcript of the call will be available on the company's Investor Relations website at https://ir.cbre.com.
About CBRE Group, Inc.
CBRE Group, Inc. (NYSE:CBRE), a Fortune 500 and S&P 500 company headquartered in Dallas, is the world’s largest commercial real estate services and investment firm (based on 2022 revenue). The company has more than 115,000 employees (excluding Turner & Townsend employees) serving clients in more than 100 countries. CBRE serves a diverse range of clients with an integrated suite of services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com. We routinely post important information on our website, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in the Investor Relations section of our website at https://ir.cbre.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, Securities and Exchange Commission filings and public conference calls and webcasts.
Safe Harbor and Footnotes
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the economic outlook, the company’s future growth momentum, operations and business outlook. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this press release. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: disruptions in general economic, political and regulatory conditions and significant public health events, particularly in geographies or industry sectors where our business may be concentrated; volatility or adverse developments in the securities, capital or credit markets, interest rate increases and conditions affecting the value of real estate assets, inside and outside the United States; poor performance of real estate investments or other conditions that negatively impact clients’ willingness to make real estate or long-term contractual commitments and the cost and availability of capital for investment in real estate; foreign currency fluctuations and changes in currency restrictions, trade sanctions and import/export and transfer pricing rules; our ability to compete globally, or in specific geographic markets or business segments that are material to us; our ability to identify, acquire and integrate accretive businesses; costs and potential future capital requirements relating to businesses we may acquire; integration challenges arising out of companies we may acquire; increases in unemployment and general slowdowns in commercial activity; trends in pricing and risk assumption for commercial real estate services; the effect of significant changes in capitalization rates across different property types; a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would affect our revenues and operating performance; client actions to restrain project spending and reduce outsourced staffing levels; our ability to further diversify our revenue model to offset cyclical economic trends in the commercial real estate industry; our ability to attract new occupier and investor clients; our ability to retain major clients and renew related contracts; our ability to leverage our global services platform to maximize and sustain long-term cash flow; our ability to continue investing in our platform and client service offerings; our ability to maintain expense discipline; the emergence of disruptive business models and technologies; negative publicity or harm to our brand and reputation; the failure by third parties to comply with service level

CBRE Press Release
July 27, 2023

agreements or regulatory or legal requirements; the ability of our investment management business to maintain and grow assets under management and achieve desired investment returns for our investors, and any potential related litigation, liabilities or reputational harm possible if we fail to do so; our ability to manage fluctuations in net earnings and cash flow, which could result from poor performance in our investment programs, including our participation as a principal in real estate investments; the ability of our indirect subsidiary, CBRE Capital Markets, Inc., to periodically amend, or replace, on satisfactory terms, the agreements for its warehouse lines of credit; declines in lending activity of U.S. GSEs, regulatory oversight of such activity and our mortgage servicing revenue from the commercial real estate mortgage market; changes in U.S. and international law and regulatory environments (including relating to anti-corruption, anti-money laundering, trade sanctions, tariffs, currency controls and other trade control laws), particularly in Asia, Africa, Russia, Eastern Europe and the Middle East, due to the level of political instability in those regions; litigation and its financial and reputational risks to us; our exposure to liabilities in connection with real estate advisory and property management activities and our ability to procure sufficient insurance coverage on acceptable terms; our ability to retain, attract and incentivize key personnel; our ability to manage organizational challenges associated with our size; liabilities under guarantees, or for construction defects, that we incur in our development services business; variations in historically customary seasonal patterns that cause our business not to perform as expected; our leverage under our debt instruments as well as the limited restrictions therein on our ability to incur additional debt, and the potential increased borrowing costs to us from a credit-ratings downgrade; our and our employees’ ability to execute on, and adapt to, information technology strategies and trends; cybersecurity threats or other threats to our information technology networks, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; our ability to comply with laws and regulations related to our global operations, including real estate licensure, tax, labor and employment laws and regulations, fire and safety building requirements and regulations, as well as data privacy and protection regulations and ESG matters, and the anti-corruption laws and trade sanctions of the U.S. and other countries; changes in applicable tax or accounting requirements; any inability for us to implement and maintain effective internal controls over financial reporting; the effect of implementation of new accounting rules and standards or the impairment of our goodwill and intangible assets; and the performance of our equity investments in companies that we do not control.
Additional information concerning factors that may influence the company’s financial information is discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Cautionary Note on Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2022, our latest quarterly report on Form 10-Q, as well as in the company’s press releases and other periodic filings with the Securities and Exchange Commission (SEC). Such filings are available publicly and may be obtained on the company’s website at www.cbre.com or upon written request from CBRE’s Investor Relations Department at investorrelations@cbre.com.
The terms “net revenue,” “core adjusted net income,” “core EPS,” “business line operating profit,” “segment operating profit on revenue margin,” “segment operating profit on net revenue margin,” “core EBITDA,” “net debt” and “free cash flow,” all of which CBRE uses in this press release, are non-GAAP financial measures under SEC guidelines, and you should refer to the footnotes below as well as the “Non-GAAP Financial Measures” section in this press release for a further explanation of these measures. We have also included in that section reconciliations of these measures in specific periods to their most directly comparable financial measure calculated and presented in accordance with GAAP for those periods.
Totals may not sum in tables in millions included in this release due to rounding.

Note: We have not reconciled the (non-GAAP) core earnings per share forward-looking guidance included in this release to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to costs related to acquisitions, carried interest incentive compensation and financing costs, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

(1)Local currency percentage change is calculated by comparing current-period results at prior-period exchange rates versus prior-period results.
(2)Net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. These costs are reimbursable by clients and generally have no margin.

CBRE Press Release
July 27, 2023

(3)Core adjusted net income and core earnings per diluted share (or core EPS) exclude the effect of select items from GAAP net income and GAAP earnings per diluted share as well as adjust the provision for income taxes and impact on non-controlling interest for such charges. Adjustments during the periods presented included non-cash depreciation and amortization expense related to certain assets attributable to acquisitions and restructuring activities, certain carried interest incentive compensation (reversal) expense to align with the timing of associated revenue, the impact of fair value adjustments to real estate assets acquired in the acquisition of Telford Homes plc in 2019 (the Telford acquisition) (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, write-off of financing costs on extinguished debt, integration and other costs related to acquisitions, asset impairments, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives. It also removes the fair value changes and related tax impact of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments). Note: Core adjusted EPS has been renamed core EPS for simplicity.
(4)Core EBITDA represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization, asset impairments, adjustments related to certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, integration and other costs related to acquisitions, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives. It also removes the fair value changes, on a pre-tax basis, of certain strategic non-core non-controlling equity investments that are not directly related to our business segments (including venture capital “VC” related investments).
(5)Free cash flow is calculated as cash flow provided by operations, less capital expenditures (reflected in the investing section of the consolidated statement of cash flows).
(6)Segment operating profit is the measure reported to the chief operating decision maker (CODM) for purposes of making decisions about allocating resources to each segment and assessing performance of each segment. Segment operating profit represents earnings, inclusive of non-controlling interest, before net interest expense, write-off of financing costs on extinguished debt, income taxes, depreciation and amortization and asset impairments, as well as adjustments related to the following: certain carried interest incentive compensation expense (reversal) to align with the timing of associated revenue, fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in the period, costs incurred related to legal entity restructuring, and integration and other costs related to acquisitions, provision associated with Telford’s fire safety remediation efforts, and costs associated with efficiency and cost-reduction initiatives.
(7)Segment operating profit on revenue and net revenue margins represent segment operating profit divided by revenue and net revenue, respectively.
(8)Represents line of business profitability/losses, as adjusted.
(9)For the three months ended June 30, 2023, the company incurred capital expenditures of $74.7 million (reflected in the investing section of the condensed consolidated statement of cash flows) and received tenant concessions from landlords of $6.0 million (reflected in the operating section of the condensed consolidated statement of cash flows).
(10)Net debt is calculated as cash and cash equivalents less total debt (excluding non-recourse debt).
(11)Cash represents cash and cash equivalents (excluding restricted cash).

CBRE Press Release
July 27, 2023

CBRE GROUP, INC.
OPERATING RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Net revenue	$4,477,507	$4,802,558	$8,658,296	$9,178,589
Pass through costs also recognized as revenue	3,242,356	2,968,720	6,472,681	5,925,622
Total revenue	7,719,863	7,771,278	15,130,977	15,104,211

Costs and expenses:
Cost of revenue	6,179,496	6,053,984	12,185,910	11,806,178
Operating, administrative and other	1,088,812	1,188,819	2,297,716	2,254,815
Depreciation and amortization	154,387	162,359	315,878	311,391
Asset impairments	—	26,405	—	36,756
Total costs and expenses	7,422,695	7,431,567	14,799,504	14,409,140

Gain on disposition of real estate	9,261	177,226	12,321	198,818

Operating income	306,429	516,937	343,794	893,889

Equity (loss) income from unconsolidated subsidiaries	(7,502)	119,168	134,181	162,039
Other income (loss)	5,612	(6,909)	8,086	(21,373)
Interest expense, net of interest income	42,982	18,518	71,396	31,344
Income before provision for income taxes	261,557	610,678	414,665	1,003,211
Provision for income taxes	55,404	120,762	83,439	117,024
Net income	206,153	489,916	331,226	886,187
Less: Net income attributable to non-controlling interests	4,750	2,594	12,931	6,568
Net income attributable to CBRE Group, Inc.	$201,403	$487,322	$318,295	$879,619

Basic income per share:
Net income per share attributable to CBRE Group, Inc.	$0.65	$1.50	$1.02	$2.68
Weighted average shares outstanding for basic income per share	310,857,203	325,415,305	310,662,324	328,692,585

Diluted income per share:
Net income per share attributable to CBRE Group, Inc.	$0.64	$1.48	$1.01	$2.64
Weighted average shares outstanding for diluted income per share	314,282,247	329,843,710	314,821,615	333,514,398

Core EBITDA	$503,522	$918,592	$1,036,111	$1,650,655

CBRE Press Release
July 27, 2023

CBRE GROUP, INC.
SEGMENT RESULTS
FOR THE THREE MONTHS ENDED JUNE 30, 2023
(in thousands, totals may not add due to rounding)
(Unaudited)

	Three Months Ended June 30, 2023

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate (1)	Total Core	Other	Total Consolidated
Revenue:
Net revenue	$2,020,273	$2,205,106	$255,657	$(3,529)	$4,477,507	$—	$4,477,507
Pass through costs also recognized as revenue	21,400	3,220,956	—	—	3,242,356	—	3,242,356
Total revenue	2,041,673	5,426,062	255,657	(3,529)	7,719,863	—	7,719,863

Costs and expenses:
Cost of revenue	1,233,594	4,897,144	51,420	(2,662)	6,179,496	—	6,179,496
Operating, administrative and other	498,060	306,470	176,346	107,816	1,088,692	120	1,088,812
Depreciation and amortization	71,699	65,565	2,920	14,203	154,387	—	154,387
Total costs and expenses	1,803,353	5,269,179	230,686	119,357	7,422,575	120	7,422,695

Gain on disposition of real estate	3	—	9,258	—	9,261	—	9,261

Operating income (loss)	238,323	156,883	34,229	(122,886)	306,549	(120)	306,429

Equity income (loss) from unconsolidated subsidiaries	1,451	379	(3,441)	—	(1,611)	(5,891)	(7,502)
Other income (loss)	2,117	1,420	(118)	2,483	5,902	(290)	5,612
Add-back: Depreciation and amortization	71,699	65,565	2,920	14,203	154,387	—	154,387
Adjustments:
Integration and other costs related to acquisitions	—	8,023	—	28,421	36,444	—	36,444
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(459)	—	(459)	—	(459)
Costs associated with efficiency and cost-reduction initiatives	1,853	410	—	47	2,310	—	2,310
Total segment operating profit (loss)	$315,443	$232,680	$33,131	$(77,732)		$(6,301)	$497,221

Core EBITDA					$503,522

_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
July 27, 2023

CBRE GROUP, INC.
SEGMENT RESULTS—(CONTINUED)
FOR THE THREE MONTHS ENDED JUNE 30, 2022
(in thousands, totals may not add due to rounding)
(Unaudited)

	Three Months Ended June 30, 2022

	Advisory Services	Global Workplace Solutions	Real Estate Investments	Corporate (1)	Total Core	Other	Total Consolidated
Revenue:
Net revenue	$2,571,441	$1,955,967	$277,281	$(2,131)	$4,802,558	$—	$4,802,558
Pass through costs also recognized as revenue	16,542	2,952,178	—	—	2,968,720	—	2,968,720
Total revenue	2,587,983	4,908,145	277,281	(2,131)	7,771,278	—	7,771,278

Costs and expenses:
Cost of revenue	1,554,472	4,443,566	74,276	(18,330)	6,053,984	—	6,053,984
Operating, administrative and other	514,412	254,962	306,455	114,294	1,190,123	(1,304)	1,188,819
Depreciation and amortization	79,416	70,859	3,618	8,466	162,359	—	162,359
Asset impairments	—	—	26,405	—	26,405	—	26,405
Total costs and expenses	2,148,300	4,769,387	410,754	104,430	7,432,871	(1,304)	7,431,567

Gain on disposition of real estate	—	—	177,226	—	177,226	—	177,226

Operating income (loss)	439,683	138,758	43,753	(106,561)	515,633	1,304	516,937

Equity income (loss) from unconsolidated subsidiaries	1,505	(400)	172,986	—	174,091	(54,923)	119,168
Other income (loss)	53	870	(803)	(7,029)	(6,909)	—	(6,909)
Add-back: Depreciation and amortization	79,416	70,859	3,618	8,466	162,359	—	162,359
Add-back: Asset impairments	—	—	26,405	—	26,405	—	26,405
Adjustments:
Integration and other costs related to acquisitions	—	8,209	—	—	8,209	—	8,209
Carried interest incentive compensation reversal to align with the timing of associated revenue	—	—	(7,495)	—	(7,495)	—	(7,495)
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	—	(1,451)	—	(1,451)	—	(1,451)
Costs incurred related to legal entity restructuring	—	—	—	10,245	10,245	—	10,245
Provision associated with Telford’s fire safety remediation efforts	—	—	37,505	—	37,505	—	37,505
Total segment operating profit (loss)	$520,657	$218,296	$274,518	$(94,879)		$(53,619)	$864,973

Core EBITDA					$918,592
_______________
(1)Includes elimination of inter-segment revenue.

CBRE Press Release
July 27, 2023

CBRE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$1,261,174	$1,318,290
Restricted cash	96,152	86,559
Receivables, net	5,552,692	5,326,807
Warehouse receivables (1)	1,009,770	455,354
Contract assets	509,988	529,106
Income taxes receivable	258,408	133,438
Property and equipment, net	848,852	836,041
Operating lease assets	983,782	1,033,011
Goodwill and other intangibles, net	7,173,623	7,061,088
Investments in unconsolidated subsidiaries	1,306,769	1,317,705
Other assets, net	2,730,857	2,415,990

Total assets	$21,732,067	$20,513,389

Liabilities:
Current liabilities, excluding debt and operating lease liabilities	$5,887,577	$6,915,857
Warehouse lines of credit (which fund loans that U.S. Government Sponsored Enterprises have committed to purchase) (1)	997,235	447,840
Revolving credit facility	583,000	178,000
5.950% senior notes, net	972,990	—
4.875% senior notes, net	596,962	596,450
2.500% senior notes, net	489,845	489,262
Current maturities of long term debt	436,205	427,792
Other debt	6,199	42,914
Operating lease liabilities	1,294,165	1,309,976
Other long-term liabilities	1,574,252	1,499,566

Total liabilities	12,838,430	11,907,657

Equity:
CBRE Group, Inc. stockholders' equity	8,098,058	7,853,273
Non-controlling interests	795,579	752,459

Total equity	8,893,637	8,605,732

Total liabilities and equity	$21,732,067	$20,513,389

_______________
(1)Represents loan receivables, the majority of which are offset by borrowings under related warehouse line of credit facilities.

CBRE Press Release
July 27, 2023

CBRE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$331,226	$886,187
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	315,878	311,391
Amortization of financing costs	2,305	3,407
Gains related to mortgage servicing rights, premiums on loan sales and sales of other assets	(45,340)	(87,150)
Asset impairments	—	36,756
Net realized and unrealized (gains) losses, primarily from investments	(2,935)	27,251
Provision for doubtful accounts	6,412	7,781
Net compensation expense for equity awards	38,796	82,322
Equity income from unconsolidated subsidiaries	(134,181)	(162,039)
Distribution of earnings from unconsolidated subsidiaries	183,068	315,255
Proceeds from sale of mortgage loans	4,356,448	7,270,423
Origination of mortgage loans	(4,893,898)	(6,984,779)
Increase (decrease) in warehouse lines of credit	549,395	(259,502)
Tenant concessions received	6,515	4,250
Purchase of equity securities	(8,309)	(13,931)
Proceeds from sale of equity securities	7,503	25,296
(Increase) decrease in real estate under development	(36,542)	74,127
Increase in receivables, prepaid expenses and other assets (including contract and lease assets)	(101,074)	(509,350)
Decrease in accounts payable and accrued expenses and other liabilities (including contract and lease liabilities)	(313,243)	(194,236)
Decrease in compensation and employee benefits payable and accrued bonus and profit sharing	(810,852)	(573,809)
Increase in net income taxes receivable/payable	(157,326)	(60,160)
Other operating activities, net	(49,471)	(138,574)
Net cash (used in) provided by operating activities	(755,625)	60,916

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(135,012)	(96,722)
Acquisition of businesses, including net assets acquired and goodwill, net of cash acquired	(165,539)	(45,377)
Contributions to unconsolidated subsidiaries	(59,800)	(220,492)
Distributions from unconsolidated subsidiaries	20,787	42,006
Other investing activities, net	(29,754)	(8,357)
Net cash used in investing activities	(369,318)	(328,942)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	3,206,000	310,000
Repayment of revolving credit facility	(2,801,000)	—
Proceeds from notes payable on real estate	219	15,706
Repayment of notes payable on real estate	—	(16,544)
Proceeds from issuance of 5.950% senior notes	975,253	—
Repurchase of common stock	(129,808)	(993,769)
Acquisition of businesses (cash paid for acquisitions more than three months after purchase date)	(68,239)	(28,431)
Units repurchased for payment of taxes on equity awards	(50,217)	(34,841)
Non-controlling interest contributions	1,744	713
Non-controlling interest distributions	(1,398)	(370)
Other financing activities, net	(57,777)	(12,960)
Net cash provided by (used in) financing activities	1,074,777	(760,496)
Effect of currency exchange rate changes on cash and cash equivalents and restricted cash	2,643	(180,543)

NET DECREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(47,523)	(1,209,065)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT BEGINNING OF PERIOD	1,404,849	2,539,781
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, AT END OF PERIOD	$1,357,326	$1,330,716

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$91,301	$27,745
Income tax payments, net	$303,394	$336,266

.

CBRE Press Release
July 27, 2023

Non-GAAP Financial Measures
The following measures are considered “non-GAAP financial measures” under SEC guidelines:
(i)Net revenue
(ii)Core EBITDA
(iii)Business line operating profit/loss
(iv)Segment operating profit on revenue and net revenue margins
(v)Free cash flow
(vi)Net debt
(vii)Core net income attributable to CBRE Group, Inc. stockholders, as adjusted (which we also refer to as “core adjusted net income”)
(viii)Core EPS
These measures are not recognized measurements under United States generally accepted accounting principles (GAAP). When analyzing our operating performance, investors should use these measures in addition to, and not as an alternative for, their most directly comparable financial measure calculated and presented in accordance with GAAP. Because not all companies use identical calculations, our presentation of these measures may not be comparable to similarly titled measures of other companies.
Our management generally uses these non-GAAP financial measures to evaluate operating performance and for other discretionary purposes. The company believes these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance because they eliminate the impact of selected charges that may obscure trends in the underlying performance of our business. The company further uses certain of these measures, and believes that they are useful to investors, for purposes described below.
With respect to net revenue, net revenue is gross revenue less costs largely associated with subcontracted vendor work performed for clients. We believe that investors may find this measure useful to analyze the company’s overall financial performance because it excludes costs reimbursable by clients that generally have no margin, and as such provides greater visibility into the underlying performance of our business.
With respect to Core EBITDA, business line operating profit/loss, and segment operating profit on revenue and net revenue margins, the company believes that investors may find these measures useful in evaluating our operating performance compared to that of other companies in our industry because their calculations generally eliminate the accounting effects of acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions, the effects of financings and income tax and the accounting effects of capital spending. All of these measures may vary for different companies for reasons unrelated to overall operating performance. In the case of Core EBITDA, this measure is not intended to be a measure of free cash flow for our management’s discretionary use because it does not consider cash requirements such as tax and debt service payments. The Core EBITDA measure calculated herein may also differ from the amounts calculated under similarly titled definitions in our credit facilities and debt instruments, which amounts are further adjusted to reflect certain other cash and non-cash charges and are used by us to determine compliance with financial covenants therein and our ability to engage in certain activities, such as incurring additional debt. The company also uses segment operating profit and core EPS as significant components when measuring our operating performance under our employee incentive compensation programs.
With respect to free cash flow, the company believes that investors may find this measure useful to analyze the cash flow generated from operations after accounting for cash outflows to support operations and capital expenditures. With respect to net debt, the company believes that investors use this measure when calculating the company’s net leverage ratio.

CBRE Press Release
July 27, 2023

With respect to core EBITDA, core EPS and core adjusted net income, the company believes that investors may find these measures useful to analyze the underlying performance of operations without the impact of strategic non-core equity investments (Altus Power, Inc. and certain other investments) that are not directly related to our business segments. These can be volatile and are often non-cash in nature.
Core net income attributable to CBRE Group, Inc. stockholders, as adjusted (or core adjusted net income), and core EPS, are calculated as follows (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net income attributable to CBRE Group, Inc.	$201,403	$487,322	$318,295	$879,619

Plus / minus:
Non-cash depreciation and amortization expense related to certain assets attributable to acquisitions and restructuring activities	40,267	40,169	89,435	81,217
Integration and other costs related to acquisitions	36,444	8,209	54,578	16,330
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(459)	(7,495)	6,519	15,361
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	(1,451)	—	(3,147)
Costs incurred related to legal entity restructuring	—	10,245	—	11,921
Asset impairments	—	26,405	—	36,756
Net fair value adjustments on strategic non-core investments	6,301	53,619	32,518	189,983
Impact of adjustments on non-controlling interest	(8,268)	(8,226)	(18,438)	(17,289)
Costs associated with efficiency and cost-reduction initiatives	2,310	—	140,557	—
Provision associated with Telford’s fire safety remediation efforts	—	37,505	—	37,505
Tax impact of adjusted items, tax benefit attributable to legal entity restructuring, and strategic non-core investments	(20,009)	(42,180)	(75,780)	(174,897)

Core net income attributable to CBRE Group, Inc., as adjusted	$257,989	$604,122	$547,684	$1,073,359

Core diluted income per share attributable to CBRE Group, Inc., as adjusted	$0.82	$1.83	$1.74	$3.22

Weighted average shares outstanding for diluted income per share	314,282,247	329,843,710	314,821,615	333,514,398

CBRE Press Release
July 27, 2023

Core EBITDA is calculated as follows (in thousands, totals may not add due to rounding):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net income attributable to CBRE Group, Inc.	$201,403	$487,322	$318,295	$879,619
Net income attributable to non-controlling interests	4,750	2,594	12,931	6,568
Net income	206,153	489,916	331,226	886,187

Adjustments:
Depreciation and amortization	154,387	162,359	315,878	311,391
Asset impairments	—	26,405	—	36,756
Interest expense, net of interest income	42,982	18,518	71,396	31,344
Provision for income taxes	55,404	120,762	83,439	117,024
Integration and other costs related to acquisitions	36,444	8,209	54,578	16,330
Carried interest incentive compensation (reversal) expense to align with the timing of associated revenue	(459)	(7,495)	6,519	15,361
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	—	(1,451)	—	(3,147)
Costs incurred related to legal entity restructuring	—	10,245	—	11,921
Costs associated with efficiency and cost-reduction initiatives	2,310	—	140,557	—
Provision associated with Telford’s fire safety remediation efforts	—	37,505	—	37,505
Net fair value adjustments on strategic non-core investments	6,301	53,619	32,518	189,983
Core EBITDA	$503,522	$918,592	$1,036,111	$1,650,655

Core EBITDA for the trailing twelve months ended June 30, 2023 is calculated as follows (in thousands):

Trailing Twelve Months Ended June 30, 2023

Net income attributable to CBRE Group, Inc.	$846,046
Net income attributable to non-controlling interests	22,952
Net income	868,998

Adjustments:
Depreciation and amortization	617,575
Asset impairments	21,957
Interest expense, net of interest income	109,051
Write-off of financing costs on extinguished debt	1,862
Provision for income taxes	200,646
Impact of fair value adjustments to real estate assets acquired in the Telford acquisition (purchase accounting) that were sold in period	(1,968)
Costs incurred related to legal entity restructuring	1,526
Integration and other costs related to acquisitions	78,950
Carried interest incentive compensation reversal to align with the timing of associated revenue	(13,070)
Costs associated with efficiency and cost-reduction initiatives	258,093
Provision associated with Telford’s fire safety remediation efforts	148,416
Net fair value adjustments on strategic non-core investments	17,687

Core EBITDA	$2,309,723

CBRE Press Release
July 27, 2023

Revenue includes client reimbursed pass-through costs largely associated with employees that are dedicated to client facilities and subcontracted vendor work performed for clients. Reimbursement related to subcontracted vendor work generally has no margin and has been excluded from net revenue. Reconciliations are shown below (dollars in thousands):

	Three Months Ended June 30,
	2023	2022
Consolidated
Revenue	$7,719,863	$7,771,278
Less: Pass through costs also recognized as revenue	3,242,356	2,968,720
Net revenue	$4,477,507	$4,802,558

	Three Months Ended June 30,
	2023	2022
Property Management Revenue
Revenue	$480,623	$460,992
Less: Pass through costs also recognized as revenue	21,400	16,542
Net revenue	$459,223	$444,450

	Three Months Ended June 30,
	2023	2022
GWS Revenue
Revenue	$5,426,062	$4,908,145
Less: Pass through costs also recognized as revenue	3,220,956	2,952,178
Net revenue	$2,205,106	$1,955,967

	Three Months Ended June 30,
	2023	2022
Facilities Management Revenue
Revenue	$3,686,548	$3,820,120
Less: Pass through costs also recognized as revenue	2,247,299	2,536,371
Net revenue	$1,439,249	$1,283,749

	Three Months Ended June 30,
	2023	2022
Project Management Revenue
Revenue	$1,739,514	$1,088,025
Less: Pass through costs also recognized as revenue	973,657	415,807
Net revenue	$765,857	$672,218
Below represents a reconciliation of REI business line operating profitability/loss to REI segment operating profit (in thousands):

	Three Months Ended June 30,
Real Estate Investments	2023	2022
Investment management operating profit	$37,497	$58,439
Global real estate development operating (loss) profit	(8,693)	215,243
Segment overhead (and related adjustments)	4,327	836
Real estate investments segment operating profit	$33,131	$274,518